Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Fourth Quarter and Fiscal Year Results
Ankeny, IA, June 9, 2025 - Casey’s General Stores, Inc., ("Casey's" or the "Company") (Nasdaq symbol CASY) one of the leading convenience store chains in the United States, today announced financial results for the three months and year ended April 30, 2025.

Fourth Quarter 2025 Key Highlights1

•Diluted EPS of $2.63, up 12.4% from the same period a year ago. Net income was $98.3 million, up 13.0%, and EBITDA2 was $263.0 million, up 20.1%, from the same period a year ago.
•Inside same-store sales up 1.7% compared to the prior year, and 7.4% on a two-year stack basis, with an inside margin of 41.2%. Total inside gross profit increased 12.5% to $582.4 million compared to the prior year.
•Fuel same-store gallons were up 0.1% compared to the prior year with a fuel margin of 37.6 cents per gallon. Total fuel gross profit increased 21.4% to $307.8 million compared to the prior year.
•In June, Casey's increased the quarterly dividend 14% to $0.57 per share, marking the 26th consecutive annual increase.

Fiscal Year 2025 Key Highlights

•Diluted EPS of $14.64 up 9.0% over the prior year. Net income was $546.5 million, up 8.9%, and EBITDA was $1.2 billion, up 13.3%, from the prior year.
•The Company built or acquired 270 stores in the fiscal year, the most in the Company's history. This included the Fikes Wholesale acquisition and its 198 CEFCO convenience stores.
•Casey's Rewards grew to over 9 million members by year-end.
•The balance sheet remains strong, finishing the year with a debt-to-EBITDA ratio3 of 1.9x.

“Casey's delivered another record fiscal year as our team continued to execute on our three-year strategic plan, reaching $546.5 million of net income and $1.2 billion in EBITDA," said Darren Rebelez, President and CEO. “Inside same-store sales outperformed the industry, up 2.6%, or 7.1% on a two-year stack basis, led by strong performance in hot sandwiches and bakery as well as alcoholic and non-alcoholic beverages. Our fuel team grew market share and produced a healthy margin, as fuel gross profit increased 10.7% from the prior year. The operations team performed exceptionally well during the year, driving strong performance, integrating the most new units in Casey's history, while reducing same-store labor hours for the twelfth consecutive quarter.”

Earnings

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
Net income (in thousands)	$98,307	$87,020	$546,520	$501,972
Diluted earnings per share	$2.63	$2.34	$14.64	$13.43
EBITDA (in thousands)	$263,017	$219,026	$1,200,047	$1,059,398

Fourth quarter net income, diluted EPS, and EBITDA were up versus the same period the prior year primarily due to higher inside and fuel gross profit partially offset by higher operating expense due to operating 246 additional stores.
1 During the prior year's fourth quarter Casey's had one additional operating day due to the leap year. This unfavorably impacted same-store and total results for the quarter by approximately 100 basis points; the full year impact was approximately 25 basis points.
2 EBITDA is reconciled to net income below.
3 As calculated under the covenants in the Company's credit facilities

Inside

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
Inside sales (in thousands)	$1,413,593	$1,257,375	$5,755,649	$5,188,994
Inside same-store sales	1.7%	5.6%	2.6%	4.4%
Grocery and general merchandise same-store sales	1.8%	4.3%	2.3%	3.5%
Prepared food and dispensed beverage same-store sales	1.5%	8.8%	3.5%	6.8%
Inside gross profit (in thousands)	$582,396	$517,613	$2,389,448	$2,128,822
Inside margin	41.2%	41.2%	41.5%	41.0%
Grocery and general merchandise margin	34.8%	34.4%	35.0%	34.1%
Prepared food and dispensed beverage margin	57.8%	58.1%	58.2%	58.7%

For the quarter, total inside sales were up 12.4% for the quarter and total inside gross profit was up 12.5%. Inside same-store sales were up 1.7%, or 7.4% on a two-year stack basis, driven by strong performance in bakery and hot and cold food in the prepared food and dispensed beverage category as well as non-alcoholic beverages in the grocery and general merchandise category. Inside margin was flat compared to the same period in the prior year.

Fuel4

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
Fuel gallons sold (in thousands)	818,641	694,989	3,196,852	2,828,669
Same-store gallons sold	0.1%	0.9%	0.1%	0.1%
Fuel gross profit (in thousands)	$307,836	$253,612	$1,236,694	$1,116,671
Fuel margin (cents per gallon, excluding credit card fees)	37.6 ¢	36.5 ¢	38.7 ¢	39.5 ¢

For the quarter, total fuel gallons sold increased 17.8% compared to the prior year primarily due to operating more stores, while same-store gallons sold were up 0.1% versus the prior year. Fuel gross profit was up 21.4% versus the prior year. The Company sold $4.3 million in renewable fuel credits (RINs) in the fourth quarter, while the company sold $1.0 million RINs in the same period last year.

Operating Expenses

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
Operating expenses (in thousands)	$663,003	$579,047	$2,552,356	$2,288,513
Credit card fees (in thousands)	$63,759	$53,539	$251,077	$229,418
Same-store operating expense excluding credit card fees	1.9%	2.6%	1.7%	2.7%

Total operating expenses increased 14.5% for the fourth quarter. Operating 246 more stores than the prior year accounted for approximately 12% of the increase, including one-time deal and integration costs of approximately $4 million from the Fikes acquisition. Insurance expense contributed approximately 3% of the increase. Same-store employee expense was approximately flat, as the increases in wage rates were substantially offset by a reduction in same-store labor hours.

4 Fuel category does not include wholesale fuel nor terminal activity, which is included in Other.

Expansion

Store Count
April 30, 2024	2,658
New store construction	35
Acquisitions	235
Acquisitions not opened	(1)
Prior acquisitions opened	1
Closed	(24)
April 30, 2025	2,904

Liquidity
At April 30, 2025, the Company had approximately $1.2 billion in available liquidity, consisting of approximately $327 million in cash and cash equivalents on hand and approximately $900 million in undrawn borrowing capacity on existing lines of credit.

Share Repurchase
During the fourth quarter, the Company did not repurchase any shares. The Company has approximately $295 million remaining under its existing share repurchase authorization.

Dividend
At its June meeting, the Board of Directors voted to increase the quarterly dividend by 14% to $0.57 per share, which is the 26th consecutive year increasing the dividend. The dividend is payable August 15, 2025, to shareholders of record on August 1, 2025.

Fiscal 2026 Outlook
Casey's expects the following performance during fiscal 2026. The Company expects EBITDA to increase 10% to 12%. The Company expects inside same-store sales to increase 2% to 5% and inside margin of approximately 41%. The Company expects same-store fuel gallons sold to be negative 1% to positive 1%. Total operating expenses are expected to increase approximately 8% to 10%. The Company expects to open at least 80 stores in fiscal 2026, through a mix of M&A and new store construction, bringing the three-year strategic plan period total to approximately 500 stores. Net interest expense is expected to be approximately $110 million. Depreciation and amortization is expected to be approximately $450 million and the purchase of property and equipment is expected to be approximately $600 million. The tax rate is expected to be approximately 24% to 26% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
Total revenue	$3,992,758	$3,600,015	$15,940,899	$14,862,913
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	3,066,738	2,801,942	12,188,496	11,515,002
Operating expenses	663,003	579,047	2,552,356	2,288,513
Depreciation and amortization	107,443	92,344	403,647	349,797
Interest, net	27,916	14,494	83,951	53,441
Income before income taxes	127,658	112,188	712,449	656,160
Federal and state income taxes	29,351	25,168	165,929	154,188
Net income	$98,307	$87,020	$546,520	$501,972
Net income per common share
Basic	$2.65	$2.35	$14.72	$13.51
Diluted	$2.63	$2.34	$14.64	$13.43
Basic weighted average shares	37,126,996	37,025,986	37,116,152	37,164,022
Plus effect of stock compensation	263,564	233,993	226,860	206,284
Diluted weighted average shares	37,390,560	37,259,979	37,343,012	37,370,306

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2025	April 30, 2024
Assets
Current assets
Cash and cash equivalents	$326,662	$206,482
Receivables	180,746	151,793
Inventories	480,034	428,722
Prepaid and other current assets	24,641	25,791
Income taxes receivable	770	17,066
Total current assets	1,012,853	829,854
Operating lease right-of-use assets, net	417,046	115,819
Other assets, net	120,082	79,740
Goodwill	1,244,893	652,663
Property and equipment, net of accumulated depreciation of $3,122,203 at April 30, 2025 and $2,883,925 at April 30, 2024	5,413,244	4,669,357
Total assets	$8,208,118	$6,347,433
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$94,925	$53,181
Accounts payable	620,447	569,527
Accrued expenses and current portion of operating lease liabilities	386,321	330,758
Total current liabilities	1,101,693	953,466
Long-term debt and finance lease obligations, net of current maturities	2,413,620	1,582,758
Deferred income taxes	646,905	596,850
Operating lease liabilities, net of current portion	434,707	111,100
Insurance accruals, net of current portion	33,143	30,046
Other long-term liabilities	69,380	57,832
Total liabilities	4,699,448	3,332,052
Total shareholders’ equity	3,508,670	3,015,381
Total liabilities and shareholders’ equity	$8,208,118	$6,347,433

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Twelve months ended April 30,
	2025	2024
Cash flows from operating activities:
Net income	$546,520	$501,972
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	403,647	349,797
Amortization of debt related costs	2,312	1,111
Change in excess replacement cost over LIFO inventory valuation	11,530	12,499
Share-based compensation	47,732	41,379
Loss on disposal of assets and impairment charges	12,401	6,414
Deferred income taxes	59,958	53,252
Changes in assets and liabilities:
Receivables	(1,297)	(31,246)
Inventories	(7,756)	(51,785)
Prepaid expenses	3,658	(3,684)
Accounts payable	(20,782)	(8,731)
Accrued expenses	21,525	14,387
Income taxes	15,460	5,112
Other, net	(4,054)	2,476
Net cash provided by operating activities	1,090,854	892,953
Cash flows from investing activities:
Purchase of property and equipment	(506,224)	(522,004)
Payments for acquisitions of businesses, net of cash acquired	(1,239,249)	(330,032)
Proceeds from sales of property and equipment	18,805	26,680
Net cash used in investing activities	(1,726,668)	(825,356)
Cash flows from financing activities:
Proceeds from long-term debt	1,100,000	—
Repayments of long-term debt	(239,492)	(53,656)
Payments of debt related costs	(5,891)	—
Payments of cash dividends	(72,309)	(62,918)
Repurchase of common stock and payment of related excise taxes	(734)	(104,898)
Tax withholdings on employee share-based awards	(25,580)	(18,512)
Net cash provided by (used in) financing activities	755,994	(239,984)

Net increase (decrease) in cash and cash equivalents	120,180	(172,387)
Cash and cash equivalents at beginning of the period	206,482	378,869
Cash and cash equivalents at end of the period	$326,662	$206,482
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Twelve months ended April 30,
	2025	2024
Cash paid during the period for:
Interest, net of amount capitalized	$86,598	$63,449
Income taxes, net	89,771	105,000
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	46,427	45,617

Summary by Category (Amounts in thousands)
Three months ended April 30, 2025	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$391,655	$1,021,938	$2,438,937	$140,228	$3,992,758
Gross profit	$226,406	$355,990	$307,836	$35,788	$926,020
	57.8%	34.8%	12.6%	25.5%	23.2%
Fuel gallons sold			818,641
Three months ended April 30, 2024
Revenue	$356,895	$900,480	$2,276,586	$66,054	$3,600,015
Gross profit	$207,443	$310,170	$253,612	$26,848	$798,073
	58.1%	34.4%	11.1%	40.6%	22.2%
Fuel gallons sold			694,989

Summary by Category (Amounts in thousands)
Twelve months ended April 30, 2025	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$1,611,762	$4,143,887	$9,776,033	$409,217	$15,940,899
Gross profit	$937,440	$1,452,008	$1,236,694	$126,261	$3,752,403
	58.2%	35.0%	12.7%	30.9%	23.5%
Fuel gallons sold			3,196,852
Twelve months ended April 30, 2024
Revenue	$1,461,600	$3,727,394	$9,402,071	$271,848	$14,862,913
Gross profit	$858,295	$1,270,527	$1,116,671	$102,418	$3,347,911
	58.7%	34.1%	11.9%	37.7%	22.5%
Fuel gallons sold			2,828,669

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2025	4.4%	5.2%	4.7%	1.5%	3.5%	F2025	58.3%	58.7%	57.8%	57.8%	58.2%
F2024	5.9	6.1	7.5	8.8	6.8	F2024	58.2	59.0	59.6	58.1	58.7
F2023	8.4	10.5	5.0	4.9	7.1	F2023	55.6	56.7	57.3	56.8	56.6

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2025	1.6%	3.6%	3.3%	1.8%	2.3%	F2025	35.4%	35.6%	34.2%	34.8%	35.0%
F2024	5.2	1.7	2.8	4.3	3.5	F2024	34.1	34.0	33.9	34.4	34.1
F2023	5.5	6.9	5.8	7.1	6.3	F2023	33.9	33.3	34.0	33.0	33.6

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2025	0.7%	(0.6)%	1.8%	0.1%	0.1%	F2025	40.7	¢	40.2	¢	36.4	¢	37.6	¢	38.7	¢
F2024	0.4	—	(0.4)	0.9	0.1	F2024	41.6		42.3		37.3		36.5		39.5
F2023	(2.3)	0.3	(0.5)	—	(0.8)	F2023	44.7		40.5		40.7		34.6		40.2

RECONCILIATION OF NET INCOME TO EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA is not considered to be a GAAP measure, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. This measure has limitations as an analytical tool, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and it is regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of this non-GAAP financial measure with those used by other companies.
The following table contains a reconciliation of net income to EBITDA for the three and twelve months ended April 30, 2025 and 2024:

(In thousands)	Three Months Ended April 30,		Twelve Months Ended April 30,
	2025	2024	2025	2024
Net income	$98,307	$87,020	$546,520	$501,972
Interest, net	27,916	14,494	83,951	53,441
Federal and state income taxes	29,351	25,168	165,929	154,188
Depreciation and amortization	107,443	92,344	403,647	349,797
EBITDA	$263,017	$219,026	$1,200,047	$1,059,398
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of Grocery and General Merchandise and Prepared Food and Dispensed Beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.
Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on June 10, 2025. The call will be broadcast live over the Internet at 7:30 a.m. CDT. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-presentations. No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-presentations for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 446-6587	Katie Petru (515) 446-6772